EXHIBIT 16.1

(Firm Letterhead)

December 9, 2008

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Kiewit Royalty Trust and, under the date of March 27, 2008, we reported on the financial statements of Kiewit Royalty Trust as of and for the years ended December 31, 2007 and 2006. On December 3, 2008, we were dismissed. We have read Kiewit Royalty Trust’s statements included under Item 4.01 of its Form 8-K dated December 3, 2008, and we agree with such statements, except that we are not in the position to agree or disagree with Kiewit Royalty Trust’s statements made in the first sentence of the first paragraph of its Form 8-K.

Very truly yours,

/s/ KPMG LLP
(signed) KPMG LLP